Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 28, 2016

LEGGETT & PLATT REPORTS RECORD 2Q EPS FROM CONTINUING OPERATIONS

Carthage, MO, July 28, 2016 —

•	2Q EPS from Continuing Operations was a record $.72, including $.06 of unusual items

•	Adjusted[1] 2Q EPS from Continuing Operations was $.66, a second quarter record, up 25% vs. 2Q 2015

•	2Q sales declined 4% to $959 million; 2% volume gain was masked by divestitures and commodity deflation

•	EBIT margin was 15.3%; Adjusted[1] EBIT margin was 13.8%

•	Narrowing EPS guidance; anticipate record continuing ops EPS of $2.45-2.60 on sales of approx. $3.9 billion

Diversified manufacturer Leggett & Platt reported quarterly earnings of $.87 per share. Continuing Operations posted EPS of $.72, including a $.05 gain on the sale of a small operation, a $.03 benefit from a litigation settlement, and an offsetting $.02 goodwill impairment charge. Discontinued Operations EPS of $.15 also reflects a benefit from the litigation settlement (attributable to the company’s former Prime Foam business).

Adjusted1 EPS from Continuing Operations was $.66, a second quarter record and a $.13, or 25%, improvement versus 2Q 2015. The EPS increase reflects higher unit volume, favorable product mix, operational improvements, a lower tax rate, and reduced share count. Adjusted1 EBIT margin improved 170 basis points versus second quarter last year, to 13.8%, also reflecting continued management of the business portfolio.

Sales from continuing operations were $959 million, a 4% decline versus 2Q 2015. Unit volume grew 2%, but was more than offset by divestitures, raw material-related price deflation, and currency impacts.

CEO Comments

President and CEO Karl G. Glassman commented, “We continue to be pleased with our operational progress in 2016, despite softer than forecasted volume growth. During the second quarter we generated higher margins, strong cash flow from operations, and record second quarter EPS. For the full year, we expect to achieve similar results: strong EBIT margin, significant growth in operating cash flow, and record EPS.

“Cash flow from operations, at $262 million for the first half of the year, was more than double the comparable amount from last year, in part due to the litigation settlement proceeds. For the full year, we expect cash from operations to exceed $500 million.

“We continue to actively manage our portfolio of businesses. During the second quarter we divested two small businesses that collectively produce about $80 million of annual sales, for total cash proceeds of $47 million. In addition, during the quarter we spent $35 million to buy out the minority interest in an Asian automotive joint venture that we have controlled and operated for several years.

“Our primary financial goal is to achieve Total Shareholder Return (TSR2) that ranks in the top third of the S&P 500 over rolling three-year periods. For the three years that began January 1, 2014, we have so far (over the last 31 months) generated TSR of 27% annually; that performance places L&P within the top 6% of the S&P 500.

[1]	Refer to attached tables for non-GAAP reconciliations.
[2]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested.

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“We are achieving these results while maintaining our strong financial base. During the quarter we increased to $750 million, and extended until 2021, our existing bank facility. We ended the quarter with over $450 million available through our commercial paper program. Net debt to net capital1 was 37%, comfortably within our 30% - 40% target range. At quarter end, the company’s debt was 1.6 times its trailing 12-month adjusted1 EBITDA.”

Dividends, and Stock Repurchases

In May, Leggett & Platt’s Board of Directors declared a $.34 second quarter dividend, a three cent increase versus last year’s second quarter dividend. Thus, 2016 marks the 45th consecutive annual dividend increase for the company, with a compound annual growth rate of 13%. Leggett & Platt is proud of its dividend record and plans to continue it.

At yesterday’s closing share price of $53.54, the indicated annual dividend of $1.36 per share generates a dividend yield of 2.5%, one of the higher dividend yields among the 50 stocks of the S&P 500 Dividend Aristocrats.

During the second quarter the company purchased 1.2 million shares of its stock at an average price of $49.39, and issued 0.3 million shares through employee benefit plans and option exercises. The number of shares outstanding declined to 133.4 million, a 2.5% reduction over the last 12 months.

Updated 2016 Continuing Operations EPS Guidance: $2.45 - $2.60

The company is narrowing its EPS guidance, and now expects 2016 EPS from continuing operations of $2.45 to $2.60. This guidance includes the second quarter’s net $.06 EPS benefit from unusual items ($.03 of which was included in prior guidance), and assumes a 25% full-year effective tax rate.

Sales guidance is now estimated at approximately $3.9 billion, or basically flat versus 2015. This guidance assumes unit volume growth in the mid-single digits, offset by a 2% reduction from commodity deflation and currency impacts, and a 3% year-over-year decrease from the combination of 4Q 2015 and 2Q 2016 divestitures, net of small acquisitions. The $100 million reduction in sales guidance (versus a prior midpoint of $4.0 billion) is due in equal parts to: i) recent divestitures, and ii) a more modest expectation for unit volume growth during 2016 (i.e. mid single digit growth, versus the prior expectation of mid-to-high single digit growth).

Based on this guidance, the 2016 adjusted EBIT margin should be approximately 13%. Margins in the back half of 2016 are expected to be lower than in the first half primarily due to the expected pricing lag associated with recent commodity inflation.

Discontinued operations EPS for 2016 is forecast at $.15, reflecting second quarter’s litigation settlement proceeds.

Cash from operations is expected to exceed $500 million in 2016. Capital expenditures are estimated to be $130 million, and dividend payments should approximate $175 million. The company’s target for dividend payout is 50-60% of net earnings. Actual payout was higher until 2015, but with recent growth in annual earnings, the company is now within its target payout range.

The company’s top priorities for use of cash are organic growth, dividends, and strategic acquisitions. After funding those priorities, if cash is available, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established. The company expects to repurchase 4-5 million shares in 2016, and issue about 2 million shares, primarily for employee benefit plans.

LIFO

All of Leggett’s operating segments use the first-in, first out (FIFO) method for valuing inventory. An adjustment is made at the corporate level (i.e., outside the segments) to convert about 50% of the inventories to the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. Increased commodity costs since the beginning of 2016 have resulted in a LIFO expense of $7 million for the first six months of the year. In contrast, during the first half of 2015, the company experienced a LIFO benefit of $10 million related to commodity deflation.

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SEGMENT RESULTS – Second Quarter 2016 (versus the same period in 2015)

Residential Furnishings – Total sales decreased $31 million, or 6%. Unit volume decreased 2%, and raw material-related price decreases and currency impact reduced sales by 4%. EBIT (earnings before interest and taxes) increased $15 million from several factors, including a litigation gain of $7 million. EBIT also benefited from pricing discipline, favorable product mix, and absence of last year’s foam litigation expense ($2 million); these improvements were partially offset by the impact of lower unit volume.

Commercial Products – Total sales decreased $6 million, or 4%, with growth in Work Furniture more than offset by lower sales in Adjustable Bed. EBIT was flat, with operational improvements offsetting the earnings decrease from lower sales.

Industrial Materials – Total sales decreased $50 million, or 25%. Same location sales decreased 13% from a combination of steel-related price decreases and lower unit volume in Drawn Wire. The remainder of the sales decrease resulted from the divestiture of the Steel Tubing business in December 2015, and the divestiture of a small Wire Products operations in June 2016. EBIT increased $1 million, with the impact from lower volume more than offset by operational improvements.

Specialized Products – Total sales increased $22 million, or 9%. Same location sales increased 9%, with a 10% volume gain partially offset by currency translation impact (-1%). EBIT increased $21 million, and reflected an $11 million divestiture gain, partially offset by a $4 million impairment charge in the CVP business. EBIT also grew significantly from higher unit volume, currency benefits, and cost reductions.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Friday, July 29. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Investor Day

Leggett & Platt plans to host an Investor Day in New York City on the morning of September 14. The event will be webcast. An audio replay, along with handouts, will be available on the company’s website.

Third quarter results will be issued after market close Thursday, October 27, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 133 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 17 business units, 21,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

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LEGGETT & PLATT	Page 4 of 6	July 28, 2016

RESULTS OF OPERATIONS [1]	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2016	2015	Change	2016	2015	Change
Net sales (from continuing operations)	$958.9	$997.3	(4%)	$1,897.3	$1,963.5	(3%)
Cost of goods sold	724.9	766.6		1,429.7	1,515.0

Gross profit	234.0	230.7		467.6	448.5
Selling & administrative expenses	99.7	106.6	(6%)	204.8	204.1	0%
Amortization	4.8	5.2		9.9	10.4
Other expense (income), net	(17.0)	(0.3)		(20.7)	3.1

Earnings before interest and taxes	146.5	119.2	23%	273.6	230.9	18%
Net interest expense	9.3	10.2		17.7	19.9

Earnings before income taxes	137.2	109.0		255.9	211.0
Income taxes	37.7	32.3		65.4	61.0

Net earnings from continuing operations	99.5	76.7		190.5	150.0
Discontinued operations, net of tax	20.3	1.8		20.4	1.3

Net earnings	119.8	78.5		210.9	151.3
Less net income from non-controlling interest	1.4	(0.8)		(0.2)	(1.9)

Net earnings attributable to L&P	$121.2	$77.7		$210.7	$149.4

Earnings per diluted share
From continuing operations	$0.72	$0.53	36%	$1.35	$1.03	31%
From discontinued operations	$0.15	$0.01		$0.15	$0.01
Net earnings per diluted share	$0.87	$0.54		$1.50	$1.04
Shares outstanding
Common stock (at end of period)	133.4	136.8		133.4	136.8
Basic (average for period)	137.8	141.4		138.4	141.7
Diluted (average for period)	140.1	143.4		140.6	143.6

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2016	2015	Change	2016	2015	Change
Net earnings	$119.8	$78.5		$210.9	$151.3
Depreciation and amortization	28.9	26.9		57.2	56.5
Working capital decrease (increase)	1.2	(22.2)		(25.5)	(116.5)
Impairments	3.7	0.6		3.7	6.5
Other operating activity	(2.8)	11.0		15.8	29.1

Net Cash from Operating Activity	$150.8	$94.8	59%	$262.1	$126.9	107%
Additions to PP&E	(30.2)	(29.6)		(57.9)	(51.3)	13%
Purchase of companies, net of cash	(0.5)	1.1		(16.9)	(11.1)
Proceeds from business and asset sales	51.7	9.2		54.0	15.5
Dividends paid	(43.0)	(42.8)		(86.5)	(85.5)
Repurchase of common stock, net	(55.4)	(54.2)		(160.8)	(114.6)
Additions (payments) to debt, net	7.8	32.3		88.6	63.0
Other	(46.6)	2.1		(51.0)	(0.6)

Increase (Decr.) in Cash & Equiv.	$34.6	$12.9		$31.6	$(57.7)

FINANCIAL POSITION	30-Jun
(In millions)	2016	2015	Change
Cash and equivalents	$284.8	$275.1
Receivables	534.7	549.6
Inventories	523.4	510.8
Held for sale	0.0	28.3
Other current assets	37.2	72.4

Total current assets	1,380.1	1,436.2	(4%)
Net fixed assets	553.1	538.6
Held for sale	12.8	28.4
Goodwill and other assets	1,085.8	1,136.2

TOTAL ASSETS	$3,031.8	$3,139.4	(3%)

Trade accounts payable	$339.8	$358.6
Current debt maturities	3.6	201.7
Held for sale	0.0	11.4
Other current liabilities	355.6	392.3

Total current liabilities	699.0	964.0	(27%)
Long term debt	1,044.3	827.4	26%
Deferred taxes and other liabilities	222.9	238.0
Equity	1,065.6	1,110.0	(4%)

Total Capitalization	2,332.8	2,175.4

TOTAL LIABILITIES & EQUITY	$3,031.8	$3,139.4

LEGGETT & PLATT	Page 5 of 6	July 28, 2016

SEGMENT RESULTS [1]	SECOND QUARTER			YEAR TO DATE
(In millions)	2016	2015	Change	2016	2015	Change
External Sales
Residential Furnishings	$487.4	$516.8	(5.7%)	$968.8	$1,022.8	(5.3%)
Commercial Products	136.8	135.4	1.0%	278.1	258.9	7.4%
Industrial Materials	79.9	111.7	(28.5%)	157.0	229.4	(31.6%)
Specialized Products	254.8	233.4	9.2%	493.4	452.4	9.1%

Total	$958.9	$997.3	(3.9%)	$1,897.3	$1,963.5	(3.4%)

Inter-Segment Sales
Residential Furnishings	$6.2	$7.5		$13.7	$15.1
Commercial Products	16.3	24.1		36.5	41.6
Industrial Materials	70.2	88.4		150.3	189.9
Specialized Products	10.7	9.8		21.1	19.3

Total	$103.4	$129.8		$221.6	$265.9

Total Sales (External + Inter-segment)
Residential Furnishings	$493.6	$524.3	(5.9%)	$982.5	$1,037.9	(5.3%)
Commercial Products	153.1	159.5	(4.0%)	314.6	300.5	4.7%
Industrial Materials	150.1	200.1	(25.0%)	307.3	419.3	(26.7%)
Specialized Products	265.5	243.2	9.2%	514.5	471.7	9.1%

Total	$1,062.3	$1,127.1	(5.7%)	$2,118.9	$2,229.4	(5.0%)

EBIT
Residential Furnishings	$65.5	$50.7	29%	$113.2	$102.8	10%
Commercial Products	10.9	10.8	1%	24.7	18.8	31%
Industrial Materials	16.6	15.3	8%	36.7	23.3	58%
Specialized Products	58.3	37.7	55%	104.6	77.0	36%
Intersegment eliminations and other	2.5	(0.3)		1.7	(1.0)
Change in LIFO reserve	(7.3)	5.0		(7.3)	10.0

Total	$146.5	$119.2	23%	$273.6	$230.9	18%

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	13.3%	9.7%	360	11.5%	9.9%	160
Commercial Products	7.1%	6.8%	30	7.9%	6.3%	160
Industrial Materials	11.1%	7.6%	350	11.9%	5.6%	630
Specialized Products	22.0%	15.5%	650	20.3%	16.3%	400

Overall from Continuing Operations	15.3%	12.0%	330	14.4%	11.8%	260

LAST SIX QUARTERS	2015				2016
Selected Figures	1Q	2Q	3Q	4Q	1Q	2Q
Net Sales ($ million)	966	997	1,009	945	938	959
Sales Growth (vs. prior year)	10%	4%	1%	(1%)	(3%)	(4%)
Unit Volume Growth (same locations, vs. prior year)	9%	4%	5%	3%	4%	2%
Adjusted EBIT [3]	112	121	142	130	127	132
Cash from Operations ($ million)	32	95	130	102	111	151
Adjusted EBITDA (trailing twelve months) [4]	n/a	n/a	n/a	623	631	645
(Long term debt + current maturities) / Adj. EBITDA[4]	n/a	n/a	n/a	1.5	1.6	1.6

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	9%	2%	(2%)	(3%)	(5%)	(6%)
Commercial Products	17%	18%	15%	(1%)	7%	(4%)
Industrial Materials	12%	(4%)	(10%)	(16%)	(19%)	(13%)
Specialized Products	6%	0%	5%	7%	10%	9%
Overall from Continuing Operations	6%	(1%)	(1%)	(2%)	(1%)	(1%)

[1]	Segment information reflects the 4Q 2015 move of the logistics operations from Residential Furnishings to Industrial Materials.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 6 of 6	July 28, 2016

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES

	2015				2016
Non-GAAP adjustments, Continuing Ops [5]	1Q	2Q	3Q	4Q	1Q	2Q
Litigation accruals	—	1.5	—	4.0	—	—
Pension buy-out charge	—	—	—	12.1	—	—
Gain on sale of a small CVP operation	—	—	—	—	—	(11.2)
Goodwill and related asset impairment	5.5	—	—	—	—	3.7
Benefit from litigation settlement proceeds	—	—	—	—	—	(6.9)

Non-GAAP adjustments (pre-tax)	5.5	1.5	—	16.1	—	(14.4)
Income tax impact	(1.9)	(0.5)	—	(6.1)	—	5.4

Non-GAAP adjustments (after tax)	3.6	1.0	—	10.0	—	(9.0)

Diluted shares outstanding	143.8	143.4	142.5	141.9	141.2	140.1
EPS impact of non-GAAP adjustments	0.02	—	—	0.07	—	(0.06)

Adjusted EBIT, Margin, and EPS [5]	1Q	2Q	3Q	4Q	1Q	2Q
EBIT (earnings before interest and taxes)	111.7	119.2	141.5	114.1	127.1	146.5
Non-GAAP adjustments (pre-tax)	5.5	1.5	—	16.1	—	(14.4)

Adjusted EBIT ($ millions)	117.2	120.7	141.5	130.2	127.1	132.1

Net sales from continuing operations	966	997	1,009	945	938	959

EBIT margin	11.6%	12.0%	14.0%	12.1%	13.5%	15.3%
Adjusted EBIT margin	12.1%	12.1%	14.0%	13.8%	13.5%	13.8%

Diluted EPS from Continuing Operations	0.50	0.53	0.67	0.57	0.63	0.72
EPS impact of non-GAAP adjustments	0.02	—	—	0.07	—	(0.06)

Adjusted EPS ($)	0.52	0.53	0.67	0.64	0.63	0.66

Net Debt to Net Capitalization [6]	1Q	2Q	3Q	4Q	1Q	2Q
Long term debt	793	827	985	942	1032	1044
Current debt maturities	202	202	3	3	4	4

Total Debt	995	1029	988	945	1036	1048
Less cash and equivalents	(262)	(275)	(251)	(253)	(250)	(285)

Net Debt	733	754	737	692	786	763

Total capitalization	2146	2175	2311	2263	2344	2333
Current debt maturities	202	202	3	3	4	4
Less cash and equivalents	(262)	(275)	(251)	(253)	(250)	(285)

Net Capitalization	2086	2102	2063	2013	2098	2052

Long Term Debt to Total Capitalization	37%	38%	43%	42%	44%	45%
Net Debt to Net Capital	35%	36%	36%	34%	37%	37%

Total Debt to EBITDA [7]	1Q	2Q	3Q	4Q	1Q	2Q
Total Debt	995	1029	988	945	1036	1048
EBIT	111.7	119.2	141.5	114.1	127.1	146.5
Depreciation and Amortization	29.6	26.9	28.5	28.2	28.3	28.9

EBITDA	141.3	146.1	170.0	142.3	155.4	175.4
Non-GAAP adjustments (pre-tax)	5.5	1.5	—	16.1	—	(14.4)

Adjusted EBITDA ($ millions)	146.8	147.6	170.0	158.4	155.4	161.0

Adjusted EBITDA, trailing 12 months				623	631	645

Total Debt / Adjusted 12-month EBITDA	n/a	n/a	n/a	1.5	1.6	1.6

[5]	These adjustments are made to aid readers’ understanding of the company’s underlying operational profitability.
[6]	These calculations portray debt position if the company was to use its cash to pay down debt. Management uses this ratio to track leverage trends across time periods with variable levels of cash.
[7]	Management uses this ratio as supplemental information to assess ability to pay off debt.